EXHIBIT 99.1

Company Contact
Steve Martin
Chief Financial Officer
(858) 373-6303

Investors	Media
EVC Group, Inc.	EVC Group, Inc
Douglas Sherk	Steve DiMattia
Jennifer Beugelmans	(646) 277-8706
(415) 896-6820
FOR IMMEDIATE RELEASE
STRATAGENE PROVIDES UPDATE ON INVITROGEN LAWSUIT
Competent Cells Patent At Issue
LA JOLLA, California, July 26, 2006 — Stratagene Corporation (NASDAQ: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that it was informed in the matter of Invitrogen Corporation vs. Stratagene which was heard in the United States District Court for the Western District of Texas, that the jury determined that Invitrogen’s 4,981,797 patent is valid and that Stratagene infringed that patent by making and selling its competent E. coli cell products. The jury decided to award Invitrogen a 15% royalty rate on sales between the years 1997 and 2004 (for a total of $7.8 million in damages) and found Stratagene to have willfully infringed the patent only between the years 1997 and 2001. The jury found that Invitrogen was not entitled to lost profits because Stratagene has had a non-infringing manufacturing process for competent cells. Invitrogen had been seeking $32 million in damages based on a lost profits argument. Stratagene has the option to appeal yesterday’s verdict.
Other details concerning the final judgment to be rendered by the court, including the appropriateness of the damages determined by the jury and the potential for enhanced damages, are being considered by the judge presiding over the case. The timing of a final judgment has not yet been determined.
Stratagene had previously modified its process for manufacturing competent E. coli cell products and, as a result, Invitrogen has agreed that Stratagene products sold in recent years and currently offered for sale will not be affected by the jury verdict.
The action by Invitrogen was initiated in March 2001. In November 2001, the district court granted Stratagene’s motion for summary judgment finding that Invitrogen’s aforementioned patent was not infringed by Stratagene. Upon Invitrogen’s appeal, the United States Federal Circuit Court of Appeals reversed the lower court’s decision in part and remanded the case back to the lower court. In January 2004, the district court granted partial summary judgment to Invitrogen based on the determination that Stratagene’s then-existing manufacturing process infringed Invitrogen’s patent, however the court also determined that Invitrogen’s patent was invalid. Stratagene then changed its manufacturing process for competent cell products to a non-infringing method.
Invitrogen appealed the decision again and in October 2005 the Federal Circuit Court reversed the district court’s findings in part. The case was remanded back to district court, resulting in the jury’s determination handed down on July 25, 2006.
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.